As Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-132042 and 333-132042-46

Supplement to
Prospectus Supplement dated November 2, 2006
(to Prospectus dated October 26, 2006)

$360,282,735
(Approximate)

IndyMac MBS, Inc.
Depositor

Sponsor, Seller and Servicer

Residential Asset Securitization Trust 2006-A14CB
Issuing Entity

Mortgage Pass-Through Certificates, Series 2006-N

This Supplement amends the prospectus supplement dated November 2, 2006 (the “Prospectus Supplement”) that has been issued with respect to the Residential Asset Securitization Trust 2006-A14CB, Mortgage Pass-Through Certificates, Series 2006-N (the “Certificates”), as described below.

• The footnote (8) on page S-10 of the Prospectus Supplement to the second table under “Summary — Description of the Certificates” is hereby deleted in its entirety and replaced as follows:

“The pass-through rate for a class of subordinated certificates for the interest accrual period related to each distribution date will be a per annum rate equal to the sum of:

•	6.25% multiplied by the excess of the aggregate of the applicable fraction for collateral allocation group 1 of the stated principal balance of each mortgage loan as of the due date in the prior month (after giving effect to principal prepayments in the prepayment period related to that prior due date) over the aggregate class certificate balance of the group 1 senior certificates immediately prior to that distribution date; and

•	6.50% multiplied by the excess of the aggregate of the applicable fraction for collateral allocation group 2 of the stated principal balance of each mortgage loan as of the due date in the prior month (after giving effect to principal prepayments in the prepayment period related to that prior due date) over the aggregate class certificate balance of the group 2 senior certificates immediately prior to that distribution date;

divided by the aggregate class certificate balance of the subordinated certificates immediately prior to that distribution date. See “Description of Certificates — Interest” in this prospectus supplement.”

•	The third paragraph on page S-75 of the Prospectus Supplement under “Description of the Certificates — Interest” is hereby deleted in its entirety and replaced as follows:

“The pass-through rate for a class of subordinated certificates for the interest accrual period related to each Distribution Date will be a per annum rate equal to the sum of:

•	6.25% multiplied by the excess of the aggregate of the Applicable Fraction for collateral allocation group 1 of the Stated Principal Balance of each Mortgage Loan as of the Due Date in the prior month (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) over the aggregate Class Certificate Balance of the group 1 senior certificates immediately prior to that Distribution Date; and

•	6.50% multiplied by the excess of the aggregate of the Applicable Fraction for collateral allocation group 2 of the Stated Principal Balance of each Mortgage Loan as of the Due Date in the prior month (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) over the aggregate Class Certificate Balance of the group 2 senior certificates immediately prior to that Distribution Date;

divided by the aggregate Class Certificate Balance of the subordinated certificates immediately prior to that Distribution Date. The pass-through rate for each class of subordinated certificates for the first interest accrual period is expected to be approximately 6.438981% per annum.”

February 20, 2007